Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Confidential Settlement Agreement and General Release (“Agreement”) is made by and between Douglas Solomon (“Solomon”) and Ipsidy Inc. (“the Company”), (collectively, the “Parties”).

WHEREAS, Solomon is employed by the Company as its Executive Director, Government Relations Enterprise Security pursuant to an Offer Letter (“Offer Letter”) and Executive Retention Agreement (“Retention Agreement”) both dated January 31, 2017 (collectively the “Employment Agreement”); and

WHEREAS, the Parties are entering into this Agreement for the purposes of terminating Solomon’s employment by the Company and the Employment Agreement by mutual consent and settling, compromising and resolving all claims between them;

NOW, THEREFORE, in consideration of the execution of this Agreement and for other good and valuable consideration, the Parties agree as follows:

1.            Termination of Employment Agreement.

(a)          The parties hereby agree that Solomon’s employment and the Employment Agreement are hereby terminated effective as of September, 1, 2017 (“Termination Date”) and that neither party shall thenceforth owe any duties or obligations to each other under the Employment Agreement, (except to the extent of provisions expressly stated to survive termination, as set forth in this Agreement) including but not limited to the obligation on the part of the Company to pay to Solomon any remuneration or other compensation for any period whether before or after the Termination Date.

(b)          Solomon shall upon the execution hereof tender his resignation to the Company as the Executive Director, Government Relations Enterprise Security of the Company. Solomon shall remain as a non-executive director of the Company but acknowledges that he shall not be nominated by the board of directors of the Company (the “Board”) for election at the forthcoming Annual Meeting of the stockholders of the Company and shall therefore cease to be a director of the Company with effect from the date of such meeting.

(c)          The Company shall timely file all such reports as may be required under Securities & Exchange Commission (“SEC”) rules in relation to such resignations and this Agreement and Solomon shall provide all such reasonable assistance and information to Company as may be required for such purpose.

2.           Settlement Terms. In consideration for the release and other covenants in this Settlement Agreement, the Company shall provide the following:

(a)          The Company shall within two (2) weeks of the Effective Date (as defined in Section 9(h), below) pay to Solomon the total agreed-upon amount of Eight thousand and forty-eight and 13/100 Dollars ($8,048.13) (less all applicable deductions required by law) representing the following:

(i)          Solomon’s unused 2017 vacation entitlement through the Termination Date is eight and 3/10 (8.3) vacation days. Solomon will therefore be paid for these unused vacation days in the amount of seven thousand one hundred eighty-two and 74/100 Dollars ($7,182.74), less all applicable deductions required by law; and

(ii)          Solomon’s pay for one day in the amount of Eight hundred sixty five and 39/100 Dollars ($865.39), less all applicable deductions required by law.

(b)          Within ten (10) days following submission to the Company of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive, consistent with the Company’s expense reimbursement policy in effect prior to the incurring of each such expense, in connection with the business of the Company prior to the Termination Date.

(c)          The Company agrees to pay directly Solomon’s COBRA employee only benefits (not including family coverage) for twelve (12) months, spanning from October 2017 through September 2018, provided Solomon elects to take up such coverage. As Solomon is enrolled in the Company’s healthcare plans, coverage will end on the last day of the month during which separation occurred, September 30, 2017. Commencing October 1, 2017, Solomon is eligible for continued medical coverage under the federal law known as COBRA. Coverage may be purchased for such period as may permitted by law, or until Solomon is covered under another employer’s plan, of which Company agrees to pay the first twelve months’ premiums. Information on how to elect COBRA coverage will be mailed to Solomon directly from the medical provider.

(d)          The Company and Solomon acknowledge that the 20,000,000 stock options he received as an employee of the Company that were vested on the Termination Date may be exercised within their stated Exercise Period i.e. prior to September 25, 2025; otherwise, all such options shall lapse and shall no longer be exercisable and any other terms of the Stock Option Agreement will remain in effect.

(e)          The Company and Solomon shall enter into an Agency Agreement in the form annexed hereto as Exhibit A.

3.           Adequacy of Consideration. Solomon understands and agrees that the sums that the Company has agreed to pay and the actions that it has agreed to take or refrain from taking pursuant to this Agreement are a result of the Parties’ negotiations, have not been established to be required of the Company in the absence of this Agreement, do not constitute an admission of liability, and constitute adequate and reasonable consideration for the Agreement.

4.           Reciprocal Release of Claims.

(a)           In consideration for the Company’s undertakings and release described herein, Solomon, for himself and his agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever releases and discharges the Company and each of its current and former predecessors, successors, affiliates, subsidiaries, benefit plans, insurers, reinsurers and assigns, and each of their current and former directors, officers, members, trustees, administrators, employees (as such), representatives and agents (collectively, the “Company Releasees”), from any and all actual or potential claims, demands, actions, causes of action or liabilities of any kind or nature, which are related to or arising out of Solomon’s employment and officer relationship with the Company, including but not limited to the Employment Agreement, whether known or unknown, direct or indirect, up to and including the date of this Agreement, except for claims which are specifically excluded by this Agreement. The released claims include, but are not limited to: claims for reinstatement, severance, unpaid compensation, bonuses, benefits or business expenses; claims for attorneys’ fees or other indemnities; claims for breach of contract or promise, real or implied; claims for fraud, misrepresentation, physical or personal injury, emotional distress, libel, slander, defamation and similar or related claims; claims for wrongful termination; claims for discrimination, harassment or retaliation of any kind; the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act, the Reconstruction Era Civil Rights Acts, including 42 U.S.C. §1981 and 42 U.S.C. §1983, the Family and Medical Leave Act and any similar state laws, all applicable state and local wage and hour laws, the Codes, Rules and Regulations of the States of New York and Florida and any amendments to any of the above laws; and claims under any constitution, common law or any other federal, state or local law, including those not specifically listed above.

For the purpose of implementing a full and complete release and discharge of the Company Releasees as set forth above, Solomon acknowledges and agrees that this Release is intended to include in its effect, without limitation, all claims known or unknown that he has or may have against the Company Releasees, up to and including the date of this Agreement, except for claims which: (i) cannot be released solely by private agreement; (ii) are to enforce or challenge this Agreement; (iii) arise after the effective date of this Agreement; (iv) are for vested ERISA benefits; or (v) arise by virtue of Solomon’s status as a shareholder of the Company, or any of its subsidiaries, rather than as an employee of the Company;

(b)          In consideration of the foregoing release and such other undertakings by Solomon provided for in this Agreement, the Company likewise releases Solomon, his agents, successors, heirs, executors, administrators and assigns (the “Solomon Releasees”) from any and all actual or potential claims, demands, actions, causes of action or liabilities of any kind or nature, which are related to or arising out of Solomon’s employment and officer relationship with the Company, including but not limited to the Employment Agreement, whether known or unknown, direct or indirect, up to and including the date of this Agreement, except for claims which are specifically excluded by this Agreement. The released claims include, but are not limited to, all claims related to or arising out of Solomon’s relationship with the Company, including but not limited to the Employment Agreement; claims for attorneys’ fees or other indemnities; claims for breach of contract or promise, real or implied; claims for fraud, misrepresentation, negligence or breach of duty. Company indemnifies and holds the Solomon Releasees harmless for and from any claims of any kind that the Company Releasees may have against him, in all cases whether known or unknown, arising under the laws of any jurisdiction, up to and including the date of this Agreement. Company acknowledges and agrees that this Release is intended to include in its effect, without limitation, all claims known or unknown that he has or may have against the Solomon Releasees, up to and including the date of this Agreement, except for claims that (i) cannot be released solely by private agreement, (ii) are to enforce or challenge this Agreement, (iii) arise after the effective date of this Agreement; or (iv) arise by virtue of Solomon’s status as a shareholder of the Company, or any of its subsidiaries, rather than as an employee of the Company.

5.           Confidentiality and Return of Group Property.

(a)          The Parties acknowledge that the terms of this Agreement, and the fact of this settlement, are strictly confidential, except to the extent that he same are required to be disclosed pursuant to SEC rules and applicable law. Accordingly, the Parties agree not to disclose or cause to be disclosed, either directly or indirectly, to any person or organization (other than their attorneys, spouses, accountants or financial advisors) any information regarding the fact of, terms of, negotiations regarding this Agreement, except as provided above.

(b)          Solomon acknowledges his duty under Exhibit B to the Offer Letter, the Employee Invention Assignment and Confidentiality Agreement provisions of the Employment Agreement to protect the Company’s confidential and proprietary information, which shall survive termination of Solomon’s employment and the Employment Agreement. In accordance with such Employment Agreement Solomon has agreed not to disclose or otherwise reveal or use for his own or another person or organization’s benefit any Confidential Information (as defined in the Employment Agreement) that he acquired during his employment with respect to the business or operations of the Company, or its customers. Solomon acknowledges that he is obliged under such Agreement to take all action reasonably necessary to maintain the confidentiality of any such confidential and proprietary information.

(c)         Solomon agrees to promptly return all property of Company and its subsidiaries’ (the “Group”) in his possession or under his control, including all, documents containing confidential, proprietary information and/or trade secrets, customer and prospect lists, manuals, project plans, specifications, guidelines, credit cards, to Philip Beck, CEO. In addition and without prejudice to the generality of the foregoing, Solomon shall cooperate with the Company to transition all matters for which Solomon has or had responsibility to such Company personnel as the CEO may require and provide access to the following data and systems:

(i)         user names and log-ins for Group access to third party systems, for which Solomon has been responsible, any bank accounts and the Federal System for Award Management (“SAM”) and shall assist in the transfer of user authorizations and the establishment of log-ins to such other person in the Company as the Company shall designate;

(ii)        historical records of the Group, its predecessors and its subsidiaries which may not be on Group servers, or located in Group offices; including making arrangements to deliver to the Company and provide full access to any servers, and other data storage devices in Solomon’s possession or control which hold data of the Company or its subsidiaries;

(iii)       contact information for Group customers and contacts.

6.           Covenant Not to Compete. Solomon acknowledges his duty under paragraph 9 of the Offer Letter, the Covenant Not to Compete provisions of the Employment Agreement, which shall survive termination of Solomon’s employment and the Employment Agreement, which provisions are incorporated below for the avoidance of doubt. During the period of one (1) year after the Termination Date Solomon shall not directly or indirectly:

(a)           be employed, or engaged as an independent contractor, or consultant in any position where Solomon’s responsibilities would require Solomon to directly or indirectly support/work on services and/or products that are in competition with the Group businesses as they existed during Solomon’s employment, or on the Termination Date -- the Group’s businesses currently consist of its identity management and payment and transaction processing products and solutions;

(b)          whether as an employee, independent contractor, consultant, or principal, enter into any agreement which is for the provision of services in competition with any of the Group’s businesses, as they existed during Solomon’s employment, or on the Termination Date, with any entity, which is or was a customer of the Group, as of or at any time within six (6) months prior to the Termination Date, nor cause any such customer to enter into any such competitive agreement with any third party.

(c)           whether on Solomon’s own behalf or on behalf of any other person or entity (i) directly or indirectly solicit any employee of the Group to discontinue such employment relationship with the Group; or (ii) employ or seek to employ any person who is or was employed by the Group as of or at any time within six (6) months prior to the Termination Date.

(d)           Notwithstanding the previous paragraphs, the parties acknowledge that as part of the Agency Agreement, Solomon will following the Termination Date be in contact with and endeavouring to assist the Company to enter into business arrangements with the persons and entities listed in Schedule 2 of the Agency Agreement, in consideration of the compensation payable under the Agency Agreement.

Solomon acknowledges that the restrictions set forth in this Section are reasonable and necessary for the protection of the Group’s legitimate interests, in particular having regard to the sensitive position which Solomon held and the high level of confidential and proprietary information regarding the Group’s business operations, systems and customers to which Solomon had access, during the performance of Solomon’s duties as an employee of the Company.

7.            Entire Agreement, Modification and Severability. This Agreement (including the Recitals) sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties pertaining to its subject matter, except as noted or referenced in Section 2(e) (options), Section 5(b) (confidentiality) and Section 6 (covenant not to compete), above.

8.            Controlling Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof, and each party hereby consents to suit in and submits to the jurisdiction of by any court of competent jurisdiction in New York, and this Agreement shall be interpreted as neutral as between the Parties, without regard to any presumptions, inferences or rules of construction based on the authorship of the Agreement.

9.            Voluntary Execution. Solomon explicitly and unconditionally acknowledges and agrees that he:

(a)          has carefully read and fully understands all of the terms of this Agreement;

(b)          understands that by signing this Agreement, he is waiving his rights to all claims described in Paragraph 3 of this Agreement, including any and all claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), and that he is not waiving any rights arising after the date that this Agreement is signed;

(c)          knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

(d)          knowingly and voluntarily intends to be legally bound by this Agreement;

(e)          is receiving consideration (i.e. resolution of a dispute without the risks and burdens of arbitration, a release, and a promise of confidentiality) in addition to anything of value to which he is already entitled;

(f)          is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(g)          has been given 21 days within which to consider this Agreement before signing it, and understands that the running of that 21-day period will not be re-started by any changes to this Agreement;

(h)          is hereby advised that he may revoke this Agreement in writing within 7 days of signing it (by submitting such written revocation to first by e-mail and then by U.S. Mail Philip Beck, CEO, Ipsidy Inc., 780 Long Beach Boulevard, Long Beach, NY 11561 no later than the 8th day after signing), and that therefore, this Agreement shall not become effective or enforceable, nor shall any consideration be paid, until this 7-day revocation period has expired (the “Effective Date”); and

(i)          has not been coerced, threatened, or intimidated in any way into signing this Agreement.

10.          Employment Verification: All inquiries regarding Solomon’s employment with the Company should be directed to Stuart Stoller – CFO, Ipsidy Inc., 780 Long Beach Boulevard, Long Beach, NY 11651 telephone number – 407 951-8640, fax 407 951-8634, or email: StuartStoller@ipsidy.com. Reference inquiries will be responded to only by verifying dates of employment and last position held.

11.          Future Address & Email Changes: As it may be necessary for the Company to reach Solomon in the future, Company requests that he notify the Company if he changes his residence or email address. All such notifications should be sent to Stuart Stoller – CFO, Ipsidy Inc., 780 Long Beach Boulevard, Long Beach, NY 11651 telephone number – 407 951-8640, fax 407 951-8634, or email: StuartStoller@ipsidy.com.

12.          American Express Card: The Company acknowledges that the Company’s American Express cards are issued under the guarantee of Solomon. Company hereby agrees as follows:

(a)          Company shall cease to use any American Express cards which are guaranteed by Solomon no later than ninety (90) days after the Termination Date; and

(b)          Company hereby agrees to promptly pay all charges incurred on such American Express cards and agrees to indemnify and hold Solomon harmless from all costs, charges, penalties and liabilities which he may suffer or incur in relation to any such American Express Cards, except for any such charges as may be incurred by Solomon on such American Express Cards after the Termination Date.

13.          Non-Disparagement:

(a)          Solomon agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

(b)         Company agrees and covenants that it will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Solomon.

14.          Notices. All notices to be provided pursuant to this Agreement (and any consents permitted by the terms of this Agreement) shall be in writing and delivered by hand, or sent by e-mail transmission, or other electronic means, or international courier to their respective addresses given above or via e-mail to:

(a)	Agent:	3216 Comfort Road,
New Hope, PA 18938
E-mail: Dougsol@comcast.net

(b)	Ipsidy:	780 Long Beach Boulevard
Long Beach, New York 11561 USA Attn: CEO E-mail: PhilipBeck@ipsidy.com

All such notices delivered by hand or by courier shall be deemed served upon receipt or refusal of receipt by the addressee. All notices given electronically shall be deemed served upon the next business day after transmission, provided no error message was received.

NOW, THEREFORE, by signing below, the Parties have executed this Confidential Settlement Agreement and General Release, freely and voluntarily.

THIS IS A LEGAL AGREEMENT AND RELEASE/WAIVER OF CLAIMS

READ CAREFULLY BEFORE SIGNING

/s/Douglas Solomon	Dated: September 13, 2017
Name: Douglas Solomon

IPSIDY INC.

By:/s/ Philip Beck	Dated: September 13, 2017
Name: Philip Beck
Title: CEO